Exhibit 10.3

June 11, 2020
Leone Patterson

Re: Amended and Restated Employment Terms
Dear Leone:
Effective at the Effective Time (as defined below), this letter agreement (the “Agreement”) sets forth the amended and restated terms of your employment with Adverum Biotechnologies, Inc. (the “Company”) and supersedes and replaces the terms set forth in your earlier amended and restated offer letter from the Company dated October 24, 2018 (the “2018 Offer Letter”).
1.Role
You currently serve as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”). You and the Company are entering into this Agreement in contemplation of the Company’s appointment of a new Chief Executive Officer who will also become a member of the Board. From and after the time at which such appointment becomes effective (the “Effective Time”), you will serve as the Company’s President, reporting to the Chief Executive Officer, and your resignation from the Board will become effective at the Effective Time.

2.Compensation and Benefits.
Your current base salary is $515,000 annually, paid in accordance with the Company’s standard payroll schedule, subject to standard payroll deductions and withholdings.
You will remain eligible for an annual performance bonus, and your target bonus for 2020 will be equal to 55% of your base salary. Annual bonuses are earned when paid, and thus you must be actively employed through and including the date the bonus is paid in order to earn the bonus. Your annual bonus will be calculated based on attainment of goals (consisting solely of corporate objectives) to be determined in the sole discretion of the Board each year. Bonus payments will be in the form of cash, and will be subject to applicable payroll deductions and all required withholdings.
You will continue to be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of any such benefit plans, as in effect from time to time.

800 Saginaw Drive, Redwood City, CA 94063
Tel +1-650-656-9323

3.At Will Employment; Amended and Restated Change in Control and Severance Agreement.
You will continue to be eligible for severance benefits under the terms of the Amended and Restated Change in Control and Severance Agreement dated October 24, 2018 between you and the Company, as such agreement may be amended from time to time, including in connection with this Agreement (the “CIC Agreement”). Capitalized terms in Section 4 not defined in this letter have the meanings given to such terms in the CIC Agreement.
Your employment relationship with the Company remains “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. The Company also has the right to reassign you or change your compensation at any time, with or without cause or advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized member of the Board.
4.Equity Awards and Severance Benefits.
As of the date of this Agreement, you have been granted certain options and restricted stock units (the “Existing Equity Awards”). The Existing Equity Awards will continue to be governed in all respects by the terms of the applicable equity incentive plan and option or restricted stock unit agreements. If you experience a Covered Termination prior to the first anniversary of the Effective Time, other than during a Change in Control Period, and if you deliver to the Company a general release of all claims (containing a carve out-out for indemnification and mutual non-disparagement) against the Company and its affiliates that becomes effective and irrevocable within 60 days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any benefits provided under the CIC Agreement, the Company will (i) accelerate the vesting of the shares subject to all outstanding equity awards, including, without limitation, each stock option and restricted stock unit, then held by you such that you will be deemed vested in all of the shares that would have vested had you remained in service with the Company for an additional 24 months from such Covered Termination, (ii) extend the exercise period of all such options to the second anniversary of the date of the Covered Termination and (iii) in the event that such Covered Termination occurs between January 1 and the date that bonuses are paid for the prior calendar year (and notwithstanding the general requirement that you must be actively employed through and including the date a bonus is paid in order to earn the bonus), pay you the full amount of your annual performance bonus for the prior calendar year, as determined by the Board, on the same date as such bonuses are paid to the Company’s executive officers or, if later, the date when the above-described release becomes effective and irrevocable.
5.Confidentiality and Proprietary Information Obligations.
(a)Company Policies and Proprietary Information Agreement. You will be required to remain in compliance with the terms of the Employee Proprietary Information and Invention Assignment Agreement that you previously executed, as well as the Company’s standard policies and procedures.

(b)Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company's business; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.
6.No Conflicts.
By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts that would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.
7.Miscellaneous.
7.1 Entire Agreement. Effective at the Effective Time, this Agreement, together with any agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms (including, without limitation, the 2018 Offer Letter).
7.2 Succession and Assignment. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
7.3 Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

7.4 Governing law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Mateo. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
7.5 Headings and Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
7.6 No Construction against Drafter. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
7.7 Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
7.8 Counterparts. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
7.9 Legal Fees. Promptly following your execution of this letter, the Company will pay Pillsbury Winthrop Shaw Pittman LLP for its services in an amount not to exceed $25,000.00.
8.Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.
Please sign and date this letter and return it to me to confirm your continued employment on the terms as set forth above.
Sincerely,
Adverum Biotechnologies, Inc.

/s/ Patrick Machado
Patrick Machado, Chair of the Board of Directors
Understood and Accepted:

/s/ Leone Patterson
Leone Patterson
Date: June 11, 2020
226279017 v7